GILEAD | Kite FOCUSED ON THE CURE

Acquisition of Kite Pharma Immediately Positions Gilead Sciences as a Leader in Cell Therapy

Advances Gilead's Mission to Bring Life-Saving Products to as Many People as Possible

NEAR-TERM PRODUCT OPPORTUNITY

- Axi-cel, Kite's lead product candidate, is under priority review in the United States and expedited review in the EU
- U.S. commercial launch and manufacturing preparations complete
- Building infrastructure in Europe

ROBUST PIPELINE AND TECHNOLOGY PLATFORM TO DRIVE FUTURE GROWTH

- Multiple development programs ongoing to broaden axi-cel utilization in earlier lines of therapy in aggressive NHL and other B-cell malignancies
- Advancing additional CAR Ts to treat multiple myeloma and acute myeloid leukemia
- Progressing TCRs for potential use in solid tumors

POSITIONS GILEAD TO BE A LEADER IN CELL THERAPY

- Serves as a foundation for Gilead's efforts to build an industry-leading cell therapy franchise
- Cell therapy has generated compelling clinical data in cancer patients for whom all other treatments have failed

LEVERAGES GILEAD'S CORE CAPABILITIES TO MAXIMIZE THE VALUE OF KITE'S PORTFOLIO

- Gilead brings a track record of success driving continuous scientific and medical innovation to improve existing products, shorten development timelines and scale complicated manufacturing processes
- Success in launching innovative, specialty medicines

TRANSACTION HIGHLIGHTS

~$11.9 B
Transaction value

$180.00
per share in cash

FINANCIAL BENEFITS

- Will add shareholder value and provide opportunities for diversification of revenues
- Expected to be neutral to earnings by year three and accretive thereafter

TIMING TO CLOSE

- Transaction anticipated to close in Q4 2017

JOHN F. MILLIGAN, PHD
GILEAD'S PRESIDENT & CHIEF EXECUTIVE OFFICER

"The acquisition of Kite establishes Gilead as a leader in cellular therapy and provides a foundation from which to drive continued innovation for people with advanced cancers. We are greatly impressed with the Kite team and what they have accomplished, and share their belief that cell therapy will be the cornerstone of treating cancer."

BUILDING A STRONG FOUNDATION FOR CONTINUED INNOVATION

For more information visit www.gilead.com or www.kitepharma.com

Additional Information and Where to Find It The tender offer described in this document has not yet commenced. This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite. A solicitation and an offer to buy shares of Kite will be made only pursuant to an offer to purchase and related materi-als that Gilead intends to file with the U.S. Securities and Exchange Commission. At the time the offer is commenced, Gilead will file a Tender Of-fer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Kite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Kite stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/ Recommendation Statement, will be sent to all stockholders of Kite at no expense to them. The Tender Offer Statement and the Solicitation/Rec-ommendation Statement will be made available for free at the Commission’s web site at www.sec.gov. Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommen-dation Statement, Gilead and Kite file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Gilead or Kite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public refer-ence room. Gilead’s and Kite’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at www.sec.gov. FOCUSED ON THE CURE Acquisition of Kite Pharma Immediately Positions Gilead Sciences as a Leader in Cell Therapy